Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2018 Financial Results

Second Quarter Results Reflect Significantly Improving Metrics as Puerto Rico Economic Recovery Continues

WAPA and WAPA Deportes Reach Multi-Year Retransmission Consent Agreement with DirecTV in Puerto Rico

Provides Full Year 2018 Guidance of Year-over-Year Mid-teen Percentage Adjusted EBITDA(1) Growth

MIAMI, FL — (August 3, 2018) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the second quarter ended June 30, 2018.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “Our second quarter results are reflective of the continued successful execution of our strategic plan, and clearly highlight our differentiated growth paradigm, including robust retransmission renewals, strong subscriber growth and healthy advertising sales growth at our cable networks.  Importantly, the second quarter saw accelerated economic progress being made in Puerto Rico, as the island approaches normalization of economic activity.  The improved economic environment was reflected in significant sequential growth in the Puerto Rico television ad market, as compared to first quarter.

WAPA’s six-week blackout on DirecTV in Puerto Rico impacted our second quarter revenues, but we are extremely pleased with our new multi-year retransmission agreement, which will drive significant revenue growth and long-term asset value.

In the U.S., we continue to defy industry trends and delivered strong organic subscriber growth across our cable networks, reinforcing our competitive differentiation in the U.S. pay-TV market.  Ratings continue to be strong and we’ve seen terrific advertising growth at Cinelatino and WAPA America.

We are pleased to announce that Television Dominicana has been relaunched on AT&T Uverse. In addition, four of our channels have been launched on DirecTV NOW.

Overall, we are encouraged by the pace of recovery in Puerto Rico and believe that the return to normalization will continue to stimulate growth in our business.  With our multiple avenues for growth, including a growing U.S. Hispanic population, growth in U.S. and Latin America pay-TV subscribers, rising retransmission fees, continued growth at our U.S. cable networks, and attractive growth opportunities with Canal 1 and Pantaya, we are well positioned to deliver long-term value for our shareholders.”

WAPA TV and WAPA Deportes Restored on DirecTV Puerto Rico

On June 14, 2018, the Company reached a new multi-year retransmission consent agreement with DIRECTV.  As a result, Puerto Rico’s highest-rated broadcast network, WAPA Television, and the island’s leading sports network, WAPA Deportes, have been restored to DirecTV customers in Puerto Rico.

Financial Results for the Three and Six Months Ended June 30, 2018

Net revenues were $34.8 million for the three months ended June 30, 2018, as compared to net revenues of $35.2 million for

(1)  See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

the comparable period in 2017. Net revenues were $63.8 million for the six months ended June 30, 2018, as compared to $68.3 million for the comparable period in 2017. The decreases in both periods were due to a decline in advertising revenue, driven by the continued impact of Hurricane Maria in Puerto Rico and the impact of the blackout of WAPA on DirecTV.  This was offset by an increase in advertising revenue at the Company’s cable networks, and the impact of the current period adoption of the new revenue recognition standard, which required certain costs that were netted against revenues in prior periods to be reclassified to operating expenses, and as a result increased advertising revenue by $0.9 million and $1.7 million for the three and six months ended June 30, 2018, respectively. Conversely, in 2017, the Company benefited from the World Baseball Classic televised on WAPA.

For the three and six months ended June 30, 2018, as compared to the same periods in 2017, subscriber and retransmission fees were flat and down $1.0 million, respectively, as growth in subscribers and rate increases were offset by the negative impact caused by Hurricane Maria on pay television subscriptions in Puerto Rico, the DirecTV blackout during the current quarter, and the termination of TV Dominicana by AT&T in September 2017.  Additionally, for the three months ended June 30, 2018, as compared to the same period in 2017, other revenues were down $0.3 million, due to lower content licensing fees.  For the six months ended June 30, 2018, as compared to the same period in 2017, other revenues increased $0.3 million, driven by higher content licensing fees.

Operating expenses were $26.5 million for the three months ended June 30, 2018, as compared to operating expenses of $24.7 million for the same period in 2017.  Operating expenses were $50.7 million for the six months ended June 30, 2018, flat with operating expenses of $50.8 million for the comparable period in 2017.  The increase in the three months period ended June 30, 2018 was primarily due to hurricane related expenses of $0.5 million, as well as severance costs and increased insurance expense, offset in part by lower programming and productions costs.  Additionally, the increase for the three-month period was due to the adoption of the new revenue recognition standard.

Net loss was $5.1 million for the three months ended June 30, 2018, as compared to net income of $5.2 million in the comparable period in 2017.  Net loss was $12.7 million for the six months ended June 30, 2018, as compared to net income of $7.9 million in the comparable period in 2017.  The declines in net income for both periods were due to lower revenues and operating income, as a result of the impact of Hurricane Maria, and loss on equity investments.

Adjusted EBITDA was $14.8 million for the three months ended June 30, 2018, as compared to Adjusted EBITDA of $16.1 million for the comparable period in 2017. Adjusted EBITDA was $25.4 million for the six months ended June 30, 2018, as compared to Adjusted EBITDA of $30.6 million for the comparable period in 2017.

With Puerto Rico approaching normalization and benefitting from strengthened economic fundamentals, the Company is now forecasting a mid-teen percentage increase in Adjusted EBITDA for the full year 2018, as compared to 2017.

As of June 30, 2018, the Company had $209.1 million in debt and $98.0 million of cash.  The Company’s leverage ratio was approximately 4.5 times, and net leverage ratio was approximately 2.4 times.

As previously announced, the Company implemented a share repurchase plan during the third quarter of 2017.  During the three months ended June 30, 2018, the Company repurchased 126,100 shares of common stock at a weighted average price of $12.06, for an aggregate purchase price of approximately $1.5 million.

During the three months ended June 30, 2018, the Company funded $10.1 million in investments towards its strategic ventures, primarily related to Canal 1.

Hemisphere Enters Into Definitive Agreement to Acquire 75% Interest in Snap TV

As previously announced, during the second quarter, Hemisphere reached a definitive agreement to acquire a 75% interest in Snap Global, LLC (“Snap TV”), a leading independent distributor of content to broadcast, pay-TV and OTT platforms in Latin America. As part of the investment, the Company also signed a co-production joint venture with Mar Vista Entertainment, an established independent film and TV production company and minority owner of Snap TV, to co-produce new original movies and series.  Financial terms of the transaction were not disclosed.

Snap TV distributes third party content to major free and pay-TV broadcasters and OTT platforms serving Latin America and other Spanish speaking markets. Snap TV has also co-produced successful series for NatGeo and History Channel in Latin

America, and together with Mar Vista, has produced movies in Latin America. Snap TV will be based in Hemisphere’s Miami headquarters.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2018 and 2017, as well as select financial data as of June 30, 2018 and December 31, 2017:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Net revenues	$34,791	$35,180	$63,826	$68,339
Operating Expenses:
Cost of revenues	10,834	10,298	20,261	20,543
Selling, general and administrative	11,108	9,843	21,692	19,335
Depreciation and amortization	4,020	4,067	8,017	8,182
Other expenses	541	474	774	2,724
(Gain) loss on disposition of assets	(35)	2	(38)	2
Total operating expenses	26,468	24,684	50,706	50,786

Operating income	8,323	10,496	13,120	17,553

Other expense:
Interest expense, net	(3,019)	(2,598)	(5,903)	(5,226)
(Loss) gain on equity investments	(8,826)	121	(18,621)	121
Total other expense	(11,845)	(2,477)	(24,524)	(5,105)
(Loss) income before income taxes	(3,522)	8,019	(11,404)	12,448

Income tax expense	(1,584)	(2,838)	(1,261)	(4,522)
Net (loss) income	$(5,106)	$5,181	$(12,665)	$7,926

Reconciliation of net (loss) income to Adjusted EBITDA:
Net (loss) income	$(5,106)	$5,181	$(12,665)	$7,926
Add (Deduct):
Income tax expense	1,584	2,838	1,261	4,522
Other expense	11,845	2,477	24,524	5,105
(Gain) loss on disposition of assets	(35)	2	(38)	2
Transaction and non-recurring expenses	1,020	502	1,259	2,780
Hurricane related expenses	513	—	1,049	—
Depreciation and amortization	4,020	4,067	8,017	8,182
Stock-based compensation	1,002	1,052	1,998	2,122
Adjusted EBITDA	$14,843	$16,119	$25,405	$30,639

Selected Financial Data:

(amounts in thousands)

	As of		As of
	June 30, 2018		December 31, 2017
	(Unaudited)		(Audited)

Cash	$97,978		$124,299
Debt (a)	$209,081		$211,214

Leverage ratio (b):	4.5	x	4.1	x
Net leverage ratio (c):	2.4	x	1.7	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	June 30, 2018	December 31, 2017	June 30, 2017
U.S. Cable Networks:
WAPA America (b)	4,434	4,362	4,276
Cinelatino	4,652	4,424	4,568
Pasiones	4,546	4,450	4,635
Centroamerica TV	4,282	4,127	4,096
Television Dominicana	2,026	1,876	3,395
Total	19,940	19,239	20,970

Latin America Cable Networks:
Cinelatino	16,220	16,087	16,059
Pasiones	15,571	14,776	13,380
Total	31,791	30,863	29,439

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2018 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income or net loss, if any, depreciation expense, amortization of intangibles, (gain) loss on disposition of assets, transaction and non-recurring expenses, hurricane related expenses, income tax expense, stock-based compensation, and other expense items. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended June 30, 2018 and 2017.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter 2018 results at 10:00 AM ET on Friday, August 3, 2018.   A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 3479626.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, August 3, 2018 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 3479626.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on retransmission and subscriber fees that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to close the acquisition of Snap TV,  Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in Canal 1, the #3 national broadcast television network in Colombia, Pantaya, a Spanish-language OTT service in the U.S., and other digital assets.

Contact:

Edelman Financial Communications

Danielle O’Brien

(646) 277-1289

Danielle.obrien@edelman.com